SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 14, 2003

(Date of earliest event reported)

CARDIMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22419	94-3177883
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

47266 Benicia Street, Fremont, California  94538

(Address of principal executive offices)        (Zip Code)

Registrant’s telephone number, including area code: (510) 354-0300

Item 5.    Other Events.

On August 13 and August 14, 2003, Cardima, Inc. completed closings of a private placement of 10,282,800 shares of Common Stock to certain accredited investors at a price of $0.5296 per share and 979,600 shares of Common Stock to certain accredited investors at a price of $0.5664 per share. The placement included the issuance of warrants exercisable to purchase up to an aggregate of 3,084,840 shares of Common Stock at an exercise price of $0.7282 and warrants to purchase up to an aggregate of 293,880 additional shares of Common Stock at an exercise price of $0.7788 per share. Net proceeds to the Company from the sale of the shares of Common Stock and the warrants were approximately $5.58 million.

The Company agreed to register for resale the Common Stock issued in the private placement, including all shares underlying the warrants issued to the investors.

In conjunction with the two closings of this transaction, the Company issued to financial agents retained by the Company in connection with the transaction warrants to purchase up to 272,606 shares of Common Stock at an exercise price of $0.8375 per share and warrants to purchase up to 350,401 shares of Common Stock at an exercise price of $1.10 per share. The Company agreed to register for resale the Common Stock issued to the financial agents, including all shares underlying the warrants issued to the financial agents.

A press release relating to these matters was issued by Cardima, Inc. on August 14, 2003.

The complete text of the press release issued by the company is attached as an exhibit to this Form 8-K.

Item 7.    Financial Statements and Exhibits.

(c)    Exhibits

99.1	Press Release dated August 14, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 15, 2003

CARDIMA, INC.

By:	/s/ Gabriel B. Vegh
Gabriel B. Vegh
Chairman of the Board and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit

99.1	Press release of Cardima, Inc. dated August 14, 2003